Exhibit 12.01

Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

(dollars in thousands)

	Three Months
	Ended
	March 31,	Year Ended December 31,
	2018	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges:
Pre-tax (loss) income (attributable) available to common stock adjusted to exclude income or loss from equity investees	$(38,339)	$56,460	$(14,512)	$(32,403)	$55,189	$14,253
Distributed income of equity investees	—	477	809	1,628	413	90
Fixed charges:
Interest expense and amortization of debt discount and premium on all indebtedness	16,556	51,514	29,222	18,889	11,391	8,529
Rentals	21	88	87	92	83	81
Total fixed charges	$16,577	$51,602	$29,309	$18,981	$11,474	$8,610
Pre-tax (loss) income (attributable) available to common stock adjusted to exclude income or loss from equity investees plus fixed charges and distributed income of equity investees	$(21,762)	$108,539	$15,606	$(11,794)	$67,076	$22,953
Ratio of earnings to fixed charges	(A)	2.1	(A)	(A)	5.8	2.7

	Three Months
	Ended
	March 31,	Year Ended December 31,
	2018	2017	2016	2015	2014	2013
Ratio of earnings to combined fixed charges and preferred stock dividends:
Pre-tax (loss) income (attributable) available to common stock adjusted to exclude income or loss from equity investees	$(38,339)	$56,460	$(14,512)	$(32,403)	$55,189	$14,253
Distributed income of equity investees	—	477	809	1,628	413	90
Preferred stock dividends	137	251	—	—	—	—
Fixed charges:
Interest expense and amortization of debt discount and premium on all indebtedness	16,556	51,514	29,222	18,889	11,391	8,529
Rentals	21	88	87	92	83	81
Total fixed charges	$16,577	$51,602	$29,309	$18,981	$11,474	$8,610
Pre-tax (loss) income (attributable) available to common stock adjusted to exclude income or loss from equity investees plus fixed charges, distributed income of equity investees and dividends on preferred stock	$(21,625)	$108,790	$15,606	$(11,794)	$67,076	$22,953
Ratio of earnings to fixed charges	(B)	2.1	(B)	(B)	5.8	2.7

(A)

For the three months ended March 31, 2018 and the years ended December 31, 2016 and 2015, the ratio coverage in the period was less than 1:1. The Company would have had to generate additional earnings of $38,339, $13,703, and $30,775, respectively, to achieve coverage of 1:1 in those periods.

(B)

For the three months ended March 31, 2018 and the years ended December 31, 2016 and 2015, the ratio coverage in the period was less than 1:1. The Company would have had to generate additional earnings of $38,202, $13,703, and $30,775, respectively, to achieve coverage of 1:1 in those periods.